DATE:      FEBRUARY 24, 2005

Contact:   Hal A. Garyn
           Investor Relations Director
           (402) 514-5336

          COMMERCIAL FEDERAL ANNOUNCES REGULAR QUARTERLY CASH DIVIDEND
                    AND TERMINATES STOCKHOLDERS' RIGHTS PLAN

         OMAHA, NE, February 24, 2005 (BUSINESS WIRE) -- Commercial Federal Corporation (NYSE:CFB) announced today that its Board of Directors approved the payment of a regular quarterly cash dividend to shareholders of record as of March 24, 2005. The dividend, in the amount of $.135 per share, will be paid on April 7, 2005.

         Commercial Federal today also announced that its Board of Directors has voted to terminate its stockholders' rights plan effective February 28, 2005. The rights plan had been scheduled to expire in December 2008.

         "Many companies put rights plans in place in the 1980's and early 1990's as a defense against the trends of the time toward hostile takeovers. Now, corporate governance trends dictate that such plans are generally not supportive of stockholder interests. Hence, upon a recommendation by management, our board has chosen to eliminate the plan," said William A. Fitzgerald, chairman and chief executive officer.

         Commercial Federal Corporation (NYSE: CFB) is the parent company of Commercial Federal Bank, a $11.5 billion federal savings bank with branches located in Nebraska, Iowa, Colorado, Kansas, Oklahoma, Missouri and Arizona. Commercial Federal operations include consumer and commercial banking services, including retail banking, commercial and industrial lending, small business banking, construction lending, cash management, mortgage origination and servicing, and insurance and investment services.

         Commercial Federal maintains a Dividend Reinvestment Plan that offers shareholders a convenient and inexpensive way to increase their investment in Commercial Federal Corporation. For information about the plan, contact Shareowner Services at (800) 468-9716.